Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-221614

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 16, 2017)

Dividend Reinvestment and Stock Purchase Plan

This is a supplement to the Prospectus, dated November 16, 2017, (the “Prospectus”), which relates to IDACORP, Inc.’s (“IDACORP”) Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

Name Change of Plan Administrator

Wells Fargo Shareowner Services (“Shareowner Services”), a division of Wells Fargo Bank N.A., has been appointed as Plan Administrator of the Plan, as well as the transfer agent and registrar. On February 1, 2018, Equiniti Group plc completed the acquisition of Shareowner Services from Wells Fargo Bank N.A. and effective February 1, 2018, Shareowner Services changed its name to Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ”). As a result, all references in the Prospectus to Wells Fargo, WFSS, or the Plan Administrator now refer to EQ.

Broker Affiliated with Plan Administrator

EQ does not have a registered broker affiliated with EQ and, therefore, the last sentence of the third paragraph on the cover page of the Prospectus is deleted in its entirety.

Inquiries about the Plan or your participation in the Plan

For information about the Plan, your participation in the Plan, or shares in your account, you can contact the Plan Administrator in any of the following ways:

Internet:

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

Email:

Go to shareowneronline.com and select “Contact Us.”

Telephone:

1-800-565-7890 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery:

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

When communicating with the Plan Administrator about an existing account, you should provide your name, account number and a daytime telephone number. Be sure also to refer to “IDACORP, Inc.”

This letter constitutes part of the prospectus for the Plan and it should be retained for future reference.

Investing in our securities involves risks. Please see “Risk Factors” on page 1 of the accompanying prospectus as well as the risk factors in our most recent Annual Report on Form 10-K and in the other reports we file with the U.S. Securities and Exchange Commission that we incorporate by reference in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2018.